April 17, 2014

Gillian Munson

Re: Amendment to Employment Agreement

Dear Gillian,

You and XO Group Inc. (the “Company”) entered into an employment agreement dated November 12, 2013 (the “Employment Agreement”).

This amendment to the Employment Agreement (the “Amendment”) amends the Employment Agreement to restate the definition of “Good Reason” to read as follows:

“Good Reason” shall mean (1) any reduction of your salary below the Base Salary amount, or a material reduction of your then-current salary rate or maximum bonus/LTIP opportunity, (2) the relocation of your principal place of business by more than 20 miles, (3) a material diminution in your duties, authorities or responsibilities, (4) any diminution of your title as set forth in this letter, (5) a change in the reporting structure whereby you are required to report to a Company officer other than the Chief Executive Officer or President, or (6) a material breach of this letter agreement by the Company; provided, however, that Good Reason shall exist only if (a) you have given written notice to the Company (specifying such circumstances in reasonable detail) within thirty (30) days of the initial existence of the Good Reason circumstances, (b) the Company has failed within thirty (30) days of receipt of such notice to cure such circumstances, and (c) you resign within six (6) months of the initial occurrence of the circumstances constituting Good Reason.”

This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

To the extent not expressly amended hereby, your Employment Agreement remains in full force and effect. Please indicate your agreement to the above terms by signing below.

Very truly yours,

XO GROUP INC.

/s/ Michael Steib
Michael Steib
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Gillian Munson
Gillian Munson

Dated:	April 17, 2014